Exhibit 23.7


                           CONSENT OF FURMAN SELZ LLC


     We hereby consent to the use of our opinion letter to the Board of Directors of The Samuel Goldwyn Company ("Goldwyn") included as Appendix C to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of SGC Merger Corp., a wholly owned subsidiary of Metromedia International Group, Inc., with and into Goldwyn, and to the references to such opinion in such Proxy Statement/Prospectus under the captions "Summary Information -- Opinions of Financial Advisors -- Goldwyn," "Proposal No. 1 -- The Goldwyn Merger -- Board Recommendation; Reasons for the Goldwyn Merger -- Goldwyn's Reasons for the Goldwyn Merger," and "Proposal No. 1
- -- The Goldwyn Merger -- Opinion of Financial Advisors -- Goldwyn." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or rules and regulations of the Securities and Exchange Commission thereunder.


                                               /s/ FURMAN SELZ LLC

May 30, 1996